Exhibit 10.11

COMMERCIAL EQUIPMENT LEASE AGREEMENT

LESSOR:	Forbes Energy Services, LLC	LESSEE:	ALICE ENVIRONMENTAL SERVICES, LP
ADDRESS:	3000 S. Business Hwy 281	ADDRESS:	P.O. Box 1455
	Alice, Texas 78332		Alice, TX 78333

Lessor, in reliance on Lessee’s selection of the equipment described below (“Unit” or “Unit(s)”), agrees to acquire and lease the Units to Lessee, and Lessee agrees to lease the Units from Lessor, subject to the terms and conditions below:

	Description of Unit(s)	Serial#	Brand
1	SEE EXHIBIT A – ATTACHED AND INCORPORATED HEREIN AS IF FULLY RECITED FOR ALL PURPOSES	SEE EXHIBIT A	SEE EXHIBIT A
2
3
4

Gross Lease Amount: Fifteen Million One Hundred Eighty Seven Thousand Eight Hundred Nineteen and 22/100 Dollars ($15,187,819.22)

Lease Payments to be paid: 60 payments of Two Hundred Seventy Six Thousand Four Hundred Eighteen and 30/100 Dollars ($276,418.30). At the conclusion of the lease term, Lessee has the right, but not the obligation, to purchase all of the equipment in Exhibit A for 1 payment of Five Million Three Hundred Fifteen Thousand Seven Hundred Thirty Six and 65/100 Dollars ($5,315,736.65). The first lease payment is due October 15, 2008 and monthly thereafter as set forth in this agreement.

Effective Date: October 15, 2008

Lease Term: 60                 Months                     Residual: $5,315,736.65

Location of Unit(s): Lessee shall have the right to operate the units in the United States and Mexico.

ADDITIONAL PROVISIONS:	RIDERS:
Delivery & Insurance Supplement	n/a

TERMS AND CONDITIONS OF LEASE

1. LEASE TERM: The Lease term for each Unit shall start on its Delivery Date (the date (a) Lessor executes this Lease, (b) Lessor takes title to the Unit, or (c) Lessee or its agent takes control or physical possession of the Unit, whichever is latest), provided the Delivery Date is on or before the utilization date stated above, and shall continue for the number of months stated above. If the Delivery Date is not on or before the utilization date, Lessee shall, at the option of Lessor, assume Lessor’s obligations to purchase and pay for the Unit. Lessee shall execute and send Lessor’s Delivery Supplement to Lessor promptly after delivery of a Unit.

2. RENT: Lessee shall pay to Lessor, at P.O. Box 2108, Alice, Texas 78333 or such other location Lessor designates in writing, rent for each Unit as stated above starting (a) on its Delivery Date if the rent is to be paid in advance, or (b) one month (or other period as stated above) after its Delivery Date if the rent is to be paid in arrears. An amount equal to the first rent payment for each Unit must accompany this document when it is submitted to Lessor. If Lessor executes this document, the amount shall be the first rent payment. If Lessor does not execute this document, the amount shall be returned to Lessee. If Lessor does not receive a rent payment on the date it is due, Lessee shall pay to Lessor, on demand, a late payment charge equal to five percent (5%) of the rent payment not paid when due or the highest charge allowed by law, whichever is less.

3. NO ABATEMENT: Lessee shall not be entitled to abatement or reduction of rent or setoff against rent for any reason whatsoever. Except as otherwise provided, this Lease shall not terminate because of, nor shall the obligations of Lessor or Lessee be affected by, any defect in, damage to, destruction of, or loss of possession or use of a Unit; the attachment of any lien, security interest or other claim to a Unit; any interference with Lessee’s use of a Unit; Lessee’s insolvency or the commencement of any bankruptcy or similar proceeding by or against Lessee, or any other cause whatsoever.

4. DISCLAIMER OF WARRANTIES: Lessee acknowledges and agrees that Lessor is not the manufacturer of the Unit(s) and that Lessee has selected each Unit based on Lessee’s own judgment without any reliance whatsoever on any statements or representations made by Lessor. AS BETWEEN LESSOR AND LESSEE, THE UNIT(S) ARE PROVIDED “AS IS” WITHOUT ANY WARRANTIES OF ANY KIND. LESSOR HEREBY EXPRESSLY DISCLAIMS a) ALL WARRANTIES OF MECHANTABILITY, b) ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND c) ALL WARRANTIES AGAINST INFRINGEMENT OR THE LIKE. Lessor assigns to Lessee its interest in any of the manufacturer’s warranties on the
Unit(s).

5. POSSESSION, USE AND MAINTENANCE: Lessee shall not (a) use, operate, maintain or store a Unit improperly, carelessly, unsafely or in violation of any applicable law or regulation or for any purpose other than in the conduct of Lessee’s business; (b) abandon a Unit; (c) sublease a Unit without the prior written consent of Lessor; or (d) create or allow to exist any lien, claim, security interest or encumbrance on any of its rights hereunder. A Unit is and shall remain personal property regardless of its use or manner of attachment to realty. Lessor and its agent shall have the right (but not the obligation) to inspect a Unit and maintenance records relating to it, and observe its use. Lessee, at its expense, shall maintain each Unit in good operating order, repair and condition and shall perform maintenance at least as frequently as stated in any applicable operator’s guide, service manual, or lubrication and maintenance guide. Lessee shall not alter any Unit or affix any accessory or equipment to it if doing so will impair its originally intended function or use or reduce its value. Lessee shall not make any “non-reversible” addition (as defined for federal income tax purposes) to a Unit without the prior written consent of Lessor. Any alteration or addition to a Unit shall be the responsibility of and at the sole risk of Lessee. If an Event of Default has occurred and is continuing, all parts, accessories and equipment affixed to a Unit shall become property of Lessor.

6. TAXES: Lessee shall promptly pay or reimburse Lessor for all fees and taxes of any nature, together with any penalties, fines or additions to tax and interest thereon (all of the foregoing hereafter the “Impositions”), levied upon Lessor by any taxing authority with respect to or in connection with a Unit from the time it is purchased by Lessor until it is returned to Lessor. Excluded, however, are taxes measured by Lessor’s net income but not excluded are net income taxes which by the terms of the statute imposing the tax expressly relieve Lessee or Lessor from the payment of any impositions which Lessee would otherwise be obligated to pay or reimburse. If Lessor is not entitled to an equal deduction with respect to any imposition which Lessee is required to pay or reimburse hereunder and payment or reimbursement constitutes income to Lessor, then Lessee shall also pay to Lessor the amount of any Impositions which Lessor is obligated to pay in respect of (a) the payment or reimbursement by Lessee and (b) any payment by Lessee made pursuant to this sentence. Lessee shall prepare and file, in a manner satisfactory to Lessor, any reports or returns that may be required with respect to a Unit. For purposes of this section, “Lessor” shall include any affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, of which Lessor is a member for any year in which a consolidated or combined income tax return is filed for the affiliated group.

7. TAX INDEMNITY: This Lease is entered into on the basis that Lessee shall be entitled to (a) depreciation deductions with respect to a Unit, in accordance with Section 168(a) of the Internal Revenue Code of 1986, as amended (the “Code”), based upon the applicable depreciation method and recovery period specified in Sections 168(b) and (c) of the Code as identified by Lessee; and (b) for state income tax purposes, deductions analogous to (a) (all of the foregoing hereinafter the “Tax Benefits”). If Lessor, for any reason other than those stated in (i) through (iv) below, shall lose or lose the right to claim or, if there shall be disallowed, deferred or recaptured with respect to Lessor, any of the Tax Benefits with respect to any Unit (any of the foregoing hereafter a “Loss”), then, within thirty (30) days after written notice to Lessee by Lessor that a Loss has occurred, Lessee shall pay Lessor an amount which, in the reasonable opinion of Lessor, will cause Lessor’s net after tax rate of return over the term of this Lease in respect to the Unit to equal the net after tax rate of return that would have been realized if Lessor had been entitled to its anticipated utilization of all of the Tax Benefits. Lessor shall not be entitled to payment for any Loss arising solely as a direct result of any of the following: (i) a failure of Lessor to timely or properly claim the Tax Benefits for a Unit; (ii) a foreclosure by any person holding a lien through Lessor on any Unit, which foreclosure results solely from an act of Lessor; (iii) a Casualty Occurrence, if the Casualty Value in connection therewith has been paid by Lessee; or (iv) the failure of Lessor to have sufficient taxable income or tax liability to utilize the Tax Benefits. Lessor shall be under no obligation to contest any action that may result in a Loss. Lessee acknowledges and confirms that Lessor’s classification of a Unit in accordance with Section 168(e) of the Code and Lessor’s entitlement to the Tax Benefits is based solely upon Lessee’s representations as to the proper classification of a Unit as aforesaid. “Lessor” shall include any affiliated group (within the meaning of Section 1504 of the Code) of which Lessor is a member for any year in which a consolidated or combined income tax return is filed for the affiliated group.

8. LOSS OR DAMAGE: Lessee shall bear the risk, of any Casualty Occurrence (the Unit is worn out, lost, stolen, destroyed, take by governmental action or, in Lessor’s opinion, irreparably damaged) or other damage from the time it is purchased by Lessor until it is returned to Lessor. Lessee shall give Lessor prompt notice of a Casualty Occurrence or other damage. If, in Lessor’s opinion, the damage is not a Casualty Occurrence, Lessee shall, at its expense, promptly restore the Unit to the condition required by Section 5. If a Casualty Occurrence, Lessee shall pay to Lessor on the first rent payment date following the Casualty Occurrence (thirty (30) days after the Casualty Occurrence if there is no rent payment date remaining) all amounts then due under this Lease with respect to the Unit, plus a sum equal to the applicable Casualty Value of the Unit as shown in the applicable attached Exhibit. Upon making this payment, the term of this Lease with respect to the Unit shall terminate and Lessor shall be entitled to possession of the Unit. Lessee shall be entitled to any recovery of the Unit from insurance or otherwise to the extent it does not exceed the amount of the Casualty Value paid by Lessee.

9. WAIVER AND INDEMNITY: LESSEE HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS LESSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND ASSIGNS FROM AND AGAINST ANY CLAIMS OF LESSEE OR THIRD PARTIES, INCLUDING CLAIMS BASED UPON BREACH OF CONTRACT, BREACH OF WARRANTY, PERSONAL INJURY, PROPERTY DAMAGE, STRICT LIABILITY OR NEGLIGENCE, FOR ANY LOSS, DAMAGE OR INJURY CAUSED BY OR RELATING TO THE DESIGN, MANUFACTURE, SELECTION, DELIVERY, CONDITION, OPERATION, USE, OWNERSHIP, MAINTENANCE OR REPAIR OF ANY UNIT. FURTHER, LESSEE AGREES TO BE RESPONSIBLE FOR ALL COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES, INCURRED BY LESSOR OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND ASSIGNS IN DEFENDING SUCH CLAIMS OR IN ENFORCING THIS PROVISION. UNDER NO CONDITION OR CAUSE OF ACTION SHALL LESSOR BE LIABLE FOR ANY LOSS OF ACTUAL OR ANTICIPATED BUSINESS OR PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

10. INSURANCE: Lessee, at its expense, shall keep each Unit insured for the benefit of Lessor against all risks for not less than its Casualty Value and shall maintain comprehensive public liability insurance (including product and broad form contractual liability) covering the Unit for not less than $2,000,000 combined coverage for bodily injury and property damage. All insurance shall be in a form and with companies as Lessor shall approve, shall specify Lessor and Lessee as named insureds, shall be primary, without the right of contribution from any other insurance carried by Lessor, and shall provide that the insurance may not be canceled or altered so as to affect the interest of Lessor without at least ten (10) days’ prior written notice to Lessor. All insurance covering loss or damage to a Unit shall name Lessor as loss payee. Lessee shall not make adjustments with insurers except with Lessor’s prior written consent and hereby irrevocably appoints Lessor as Lessee’s attorney-in-fact to receive payment of and to endorse all checks, drafts and other documents and to take any other actions necessary to pursue insurance claims and recover payments if Lessee fails to do so. Lessee shall promptly notify Lessor of any occurrence that may become the basis of a claim and shall provide Lessor with all requested pertinent data. Lessee shall promptly deliver to Lessor evidence of such insurance coverage.

11. EVENTS OF DEFAULT: Each of the following constitutes an event of default (“Event of Default”): (a) Lessee fails to make any payment when due; (b) any representation or warranty to Lessor which is incorrect or misleading; (c) Lessee fails to observe or perform any covenant, agreement or warranty made by Lessee and the failure continues for ten (10) days after written notice to Lessee; (d) any default occurs under any other agreement between Lessee and Lessor or any affiliate of Lessor; (e) Lessee or any guarantor of this Lease ceases to do business, becomes insolvent, makes an assignment for the benefit of creditors or files any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; (f) filing of an involuntary petition under any bankruptcy statute against Lessee or any guarantor of this Lease, or appointment of a receiver, trustee, custodian or similar official to take possession of the properties of Lessee or any guarantor of this Lease, unless the petition or appointment ceases to be in effect within thirty (30) days after filing or appointment; and (g) breach or repudiation of a guaranty obtained by Lessor in connection with this Lease.

12. REMEDIES: If an Event of Default occurs, Lessor may (a) proceed by court action to enforce performance by Lessee of the covenants of this Lease or to recover damages for their breach or (b) by notice in writing to Lessee terminate this Lease, in which event all rights of Lessee to use a Unit shall terminate, but Lessee shall remain liable as provided herein and Lessor may do any one or more of the following: (i) require Lessee to return each Unit pursuant to Section 13; (ii) enter the premises where any Unit may be and take possession of it without notice, liability or legal process; (iii) recover from Lessee (whether or not Lessor takes possession of Unit) all amounts due or accrued on the date of termination; (iv) recover as damages for loss of bargain and not as a penalty a sum equal to the Casualty Value of a Unit; and (v) recover any other damages incurred by Lessor because of the breach of any covenant, representation or warranty other than payment of rent. If an Event of Default occurs and Lessee returns Unit pursuant to Section 13, Lessor shall undertake commercially reasonable efforts to sell or re-lease it and the proceeds of any sale or re-lease shall be applied in the following order: (a) to reimburse Lessor for all expenses of retaking, holding, preparing for sale or re-lease and selling or re-leasing the Unit, including any taxes, charges, costs, expenses and reasonable attorney’s fees incurred by Lessor; (b) to pay Lessor all amounts which under the terms of this Lease are due or have accrued as of the date of Lessor’s receipt of the proceeds; and (c) to reimburse Lessee for any sums previously paid to Lessor as damages for loss of bargain. Any surplus shall be retained by Lessor to the extent permitted by law. Lessee shall promptly pay any deficiency to Lessor. Lessee acknowledges that sale of a Unit to a wholesaler, retailer or user for cash or credit are all commercially reasonable. Lessee agrees to pay all charges, costs, expenses and reasonable attorney’s fees incurred by Lessor in enforcing this Lease. The remedies provided to Lessor shall be cumulative and shall be in addition to all other remedies existing at law or in equity. If Lessee fails to perform any of its obligations under this Lease, Lessor may perform the obligations, and the expenses incurred by Lessor as a result shall be payable by Lessee upon demand.

13. RETURN OF UNIT: Upon expiration of the term of this Lease or if Lessor shall rightfully demand possession of a Unit, Lessee, at its expense, shall promptly deliver possession of the Unit(s), as set forth in Exhibit A to Lessor, properly protected and in the condition required by Section 5, on board a carrier named by Lessor and shipping it, freight collect, to the destination designated by Lessor. If the Unit is not in the condition required by Section 5, Lessee shall pay to Lessor, on demand, all costs and expenses incurred by Lessor to bring the Unit into the required condition.

14. LESSEE ASSURANCES AND REPRESENTATIONS: Lessee and Lessor intend that this Lease shall be a “true lease” of the Unit(s), and not a sale of the Unit(s). Title to the Unit(s) shall remain in Lessor and Lessee shall not acquire any interest in the Unit(s) other than the leasehold interest described herein. Nevertheless, Lessee hereby grants to Lessor a security interest in the Unit(s), and all replacements or substitutions therefore, and any proceeds there from, including, but not limited to, proceeds in the form of chattel paper as security for the payment and performance by Lessee of all its obligations under this Lease in the event a court of competent jurisdiction determines that Lessee and Lessor created a security interest in the Unit(s).

Lessee shall, at its expense, do any act and execute, acknowledge, deliver, file, register and record any documents which Lessor deems desirable in its discretion to protect Lessor’s title or rights in a Unit and Lessor’s rights and benefits under this Lease. Lessee hereby irrevocably appoints Lessor as Lessee’s attorney-in-fact for the signing and filing of such documents and authorizes Lessor to delegate these limited powers.

Lessee represents and warrants to Lessor that (a) Lessee has the power to make, deliver and perform under this Lease, (b) the person executing and delivering this Lease is authorized to do so on behalf of Lessee, and (c) this Lease constitutes a valid obligation of Lessee, legally binding upon it and enforceable in accordance with its terms. Lessee shall, during the lease term, display in a prominent place on the Unit labels supplied by Lessor stating that the Unit is leased from Lessor. Lessee further represents and warrants to Lessor that Lessee is and shall remain (“Business Location”); and Lessee will not change its form of business organization or Business Location without prior written notice to Lessor.

15. ASSIGNMENT; COUNTERPARTS: The rights of Lessor under this Lease and title to the Unit may be assigned by Lessor at any time. If notified by Lessor, Lessee shall make all payments due under this Lease to the party designated in the notice without offset or deduction. No assignment of this Lease or any right or obligation under it may be made by Lessee without the prior written consent of Lessor. This Lease shall be binding upon and benefit Lessor and Lessee and their respective successors and assigns. If this Lease is assigned by Lessor to a partnership or trust, the term “Lessor” shall thenceforth mean and include the partnership or trust and shall also include, for purposes of Sections 4, 5, 8, 9, and 10, each partner in or beneficiary of the partnership or trust. Although multiple counterparts of this document may be signed, only the counterpart accepted, acknowledged and certified by Alice Environmental Services, LP on the signature page thereof as the original will constitute original chattel paper.

16. EFFECT OF WAIVER; ENTIRE AGREEMENT; MODIFICATION OF LEASE; NOTICES: A delay or omission by Lessor to exercise any right or remedy shall not impair any right or remedy and shall not be construed as a waiver of any breach or default. Any waiver or consent by Lessor must be in writing. This Lease completely states the rights of Lessor and Lessee and supersedes all prior agreements with respect to a Unit. No variation or modification of this Lease shall be valid unless in writing. All notices shall be in writing, addressed to the other party at the address stated on the front or at such other address as may hereafter be furnished in writing. This Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to the conflict-of-laws principles thereof, and Lessee hereby consents to the jurisdiction of any state or federal court located within the State of Tennessee. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OBLIGATIONS OR THE COLLATERAL.

17. SEVERABILITY; SURVIVAL OF COVENANTS: If any provision of this Lease shall be invalid under any law, it shall be deemed omitted but the remaining provisions hereof shall be given effect. All obligations of Lessee under this Lease shall survive the expiration or termination of this Lease to the extent required for their full observance and performance.

Lessee:	Forbes Energy Services, LLC	Lessor:	ALICE ENVIRONMENTAL SERVICES, LP

By	/s/ John Crisp	By	/s/ Charles Forbes Jr.

Name (PRINT)	John Crisp	Name (PRINT)	Charles Forbes Jr.

Title	President	Title	President

Date	October 15, 2008	Date	October 15, 2008

DELIVERY & INSURANCE SUPPLEMENT

This pertains to the Lease, dated as of October 15, 2008, between Alice Environmental Services, LP as Lessor and Forbes Energy Services, LLC as Lessee.

This confirms that Lessee has elected to obtain its own insurance on the unit(s), more particularly described in Exhibit A attached and incorporated herein as if fully set forth, from Jerry Crider of Swantner & Gordon Insurance Agency, a true and correct copy of the valid binder has been tendered to Lessor and is attached herein as Exhibit B.

This further confirms that the Lessee physically received the following Unit(s), more particularly described in Exhibit A attached and incorporated herein as if fully set forth, on the possession date below. As of the date of signature of this form:

(i)	the Unit(s), as described in Exhibit A is in all respects satisfactory to Lessee for leasing under the Lease
(ii)	Lessor has performed all of its obligations under the Lease.

Description of Unit(s) & Insurance Binder:	See Exhibit A & B incorporated herein.

Location:	Delivered to 3000 S. Business Hwy 281, Alice, Texas
County:	Jim Wells County
Possession Date:	October 15, 2008

Signature

Name (PRINT)

Title

Date